Exhibit 99.1

Aspect Software Announces Completion of Acquisition of Voxeo

Date: 7/26/2013, Phoenix, Arizona

•	Voxeo brings market-leading IVR, proactive outbound, self-service, global cloud delivery infrastructure to Aspect

•	New division will utilize Voxeo's flexible, unified deployment platform as nucleus of Aspect's expanding cloud capabilities and strategy

•	Voxeo adds $50 million in annual revenue, robust partner and developer community

Aspect Software, a leading provider of fully-integrated customer interaction management, workforce optimization, and back office solutions, today announced it has completed the acquisition of Voxeo Corporation, a leading provider of hosted and on-premise Interactive Voice Response (IVR) solutions and a leading platform provider for Communications Enabled Business Processes. The acquisition will add $50 million in annualized revenue and contribute to Aspect's bottom line. Voxeo's platform and global infrastructure will serve as the nucleus for Aspect's expanding cloud, hybrid and premise-based solution portfolio.

Recent analyst research indicates that contact center/IVR customers want flexibility and choice in their deployment model and companies who can seamlessly offer cloud, hybrid, or on-premise with the same solution have a solid competitive advantage.

"Cloud providers have been in big demand in 2013 and with Voxeo, Aspect looks to have acquired one of the best in the class. The addition of Voxeo's multichannel self service capabilities to Aspect's Unified IP platform will arguably leapfrog the offerings of several contact center market leaders," said Sheila McGee-Smith, President, McGee-Smith Analytics.

The acquisition of Voxeo enables Aspect to:

•	Augment and improve its product portfolio in key areas (i.e. IVR, cross-channel/omni-channel self-service capability, proactive outbound)

•	Significantly enhance and expand the company's cloud offerings

•	Provide data center infrastructure and network operations center capabilities that will enhance and expand Aspect On Demand and managed services capabilities

•	Expand addressable market opportunity to the SMB sector with Voxeo's proven, scalable platform

•	Support Aspect and Voxeo's channel partners with new growth opportunities

"We're very impressed with Voxeo and in fact Telerx is working on a project right now to leverage their development tools to address our advanced and custom IVR needs," said David Magee, Vice President, Infrastructure, Telerx. "This acquisition of Voxeo by Aspect is great for us. They have a great platform that is enabling multichannel IVR/Application interactions that will be integrated with our Aspect Unified Platform, giving us opportunities to expand our technical solutions to other business units of our customers."

Voxeo customers meanwhile will have access to market-leading interaction management, workforce optimization and back office capabilities within a single, comprehensive customer contact solution that will fully leverage their investments in Voxeo self-service technologies.

"When the executive team laid out the strategic direction for Aspect late last year, we identified several product and technology opportunities that would enable us to radically accelerate our competitive position in the market. The addition of Voxeo's versatile IVR platform does just that," said Chris Koziol, President and General Manager of the Interaction Management division at Aspect. "We are thrilled to not only be integrating a best-in-breed platform into the Aspect portfolio but we are just as excited to welcome the Voxeo employees into the Aspect fold. They are a talented and engaged group and we feel very fortunate to be able to tap into their energy and creativity."

"This acquisition is another step by Aspect Software in providing an end-to-end contact center solution that is second to none," said Rod Burton, Sr. Manager, Infrastructure Support Payment Services, Time Warner Cable. "I was thrilled when I saw the Voxeo announcement. It's a strategic step to solidify Aspect's position in the industry."

Aspect will be showcasing a working demonstration of Voxeo's IVR and mobile solutions integrated with Aspect's interaction management platform at SpeechTEK August 19 - 21 at the New York City Marriott Marquis.

Aspect was advised by BMO Capital Markets Corp. and Kirkland & Ellis LLP. Voxeo was advised by Wells Fargo Securities LLC and Morris, Manning and Martin, LLP.

About Aspect

Aspect's fully-integrated solution unifies the three most important facets of modern contact center management: customer interaction management, workforce optimization, and back office. We help the world's most demanding contact centers seamlessly align their people, processes and touch points to deliver remarkable customer experiences. For more information, visit www.aspect.com.

Follow Aspect on Twitter at @AspectSoftware. Read our blogs at http://blogs.aspect.com.
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Aspect, the Aspect logo, Voxeo and the Voxeo logo are either trademarks or registered trademarks of Aspect Software, Inc. or Voxeo Corporation in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward Looking Statements

Certain statements contained in this document are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the benefits of the proposed transaction and combined company, including future synergies, plans, objectives, expectations and intentions and other statements relating to the proposed transaction and the combined company that are not historical facts. Where possible, the words "believe," "expect," "anticipate," "intend," "should," "will," "would," "planned," "estimated," "potential," "goal," "outlook," "may," "predicts," "could," or the negative of such terms, or other comparable expressions, as they relate to Aspect, Voxeo and the combined company after completion of the proposed business combination.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (2) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its management and key employees; (3) costs related to the proposed business combination; (4) changes in applicable laws or regulations; (5) the possibility that Aspect may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated in Aspect's filings with the Securities and Exchange Commission ("SEC"). You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Aspect and Voxeo undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.